Exhibit 21

Subsidiaries of Registrant

Partners Trust Financial Group, Inc. has the following subsidiaries, which are wholly owned:

Partners Trust Bank, a federally chartered savings bank.

BSB Capital Trust I, L.L.C.

BSB Capital Trust II, L.L.C.

BSB Capital Trust III, L.L.C.

BSB Capital Trust I, II and III are variable interest entities ("VIE's") as defined by FASB Interpretation No. 46 ("FIN 46 R"). The Company is not the primary beneficiary of the VIE's and as such they are not consolidated in the Company's financial statements in accordance with FIN 46R.